                           MAC-GRAY CORPORATION

   STATEMENT RE COMPUTATION OF UNAUDITED PRO FORMA PER SHARE NET INCOME

                          (DOLLARS IN THOUSANDS)

                                                                EXHIBIT 11

                                           UNAUDITED PRO FORMA
                          ------------------------------------------------------
                          TWELVE MONTHS ENDED  SIX MONTHS ENDED SIX MONTHS ENDED
                          DECEMBER 31, 1996(1) JUNE 30, 1997(1) JUNE 30, 1996(1)
                          -------------------- ---------------- ----------------
Net income..............       $    4,488         $    2,748       $    2,440
Pro forma interest
 expense adjustment (tax
 effected)..............              823                657              219
                               ----------         ----------       ----------
Pro forma net income,
 excluding the reduction
 in interest expense due
 to the use of a portion
 of the proceeds, tax
 effected...............       $    3,665         $    2,091       $    2,221
                               ==========         ==========       ==========
Pro forma weighted
 average common shares
 outstanding............        7,398,310          7,398,310        7,398,310
                               ==========         ==========       ==========
Pro forma net income per
 common share...........       $     0.50         $     0.28       $     0.30
                               ==========         ==========       ==========

(1) See notes to unaudited pro forma combined financial data presented on page
    23.